Exhibit 99.3

CENTURYLINK, INC.

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

As of and for the Nine Months Ended September 30, 2017 and

for the Year Ended December 31, 2016

CENTURYLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On November 1, 2017, CenturyLink, Inc. (“CenturyLink”) acquired Level 3 Communications, Inc. (“Level 3”) through successive merger transactions, including a merger of Level 3 with and into a merger subsidiary, which survived such merger as CenturyLink’s indirect wholly-owned subsidiary under the name of Level 3 Parent, LLC. As a result of the acquisition, Level 3 shareholders received $26.50 per share in cash and 1.4286 shares of CenturyLink common stock, with cash paid in lieu of fractional shares, for each outstanding share of Level 3 common stock they owned at closing, subject to certain limited exceptions. As of October 31, 2017, Level 3 had approximately 362.1 million shares of common stock outstanding (excluding 1.1 million of dissenting common shares). Upon closing, CenturyLink shareholders owned approximately 51% and former Level 3 shareholders owned approximately 49% of the combined company. At closing, CenturyLink assumed Level 3’s debt of approximately $10.6 billion, as described further below.

In addition, each outstanding Level 3 restricted stock unit award granted prior to April 1, 2014 or granted to an outside director of Level 3 was converted into $26.50 in cash and 1.4286 shares of CenturyLink common stock (and cash in lieu of fractional shares) with respect to each Level 3 share covered by such award (the “Converted RSU Awards”), and each outstanding Level 3 restricted stock unit award granted on or after April 1, 2014 (other than those granted to outside directors of Level 3) was converted into a CenturyLink, Inc. restricted stock unit award using a conversion ratio of 2.8386 to 1 as determined in accordance with a formula set forth in the merger agreement (the “Continuing RSU Awards”).

Our preliminary estimate of the consideration for this acquisition includes (i) $9.597 billion in cash payments, (ii) approximately 517.3 million shares of CenturyLink common stock (valued at $9.824 billion based on the $18.99 closing price of CenturyLink’s stock on October 31, 2017) issued to Level 3 stockholders at closing, (iii) an estimate of the value of the Continuing RSU Awards, which represents the pre-combination portion of Level 3’s share-based compensation awards assumed by CenturyLink ($136 million), and (iv) an estimated liability of approximately $60 million to be paid to holders of dissenting common shares.

The aggregate cash payments paid on or about the closing date were funded with the proceeds of $7.945 billion of term loans and $400 million of funds borrowed under CenturyLink’s new revolving credit facility, together with other available funds, all of which is further described in this report and other of our Securities and Exchange Commission (“SEC”) reports.

The consolidated results of operations of Level 3 will be included in CenturyLink’s consolidated results of operations beginning November 1, 2017. The assets acquired and liabilities assumed of Level 3 will be recognized at their estimated acquisition date fair values. The estimation of such fair values and the related estimation of lives of depreciable tangible assets and amortizable intangible assets will require significant judgment. CenturyLink’s final determinations of the aggregate acquisition consideration and its estimates of acquisition date fair values will be determined based in part upon an analysis, which is expected to be completed prior to the first anniversary of the acquisition.

The following unaudited pro forma condensed combined financial information, which includes unaudited pro forma condensed combined financial statements and related notes, presents the historical condensed combined financial information of CenturyLink and Level 3, as if the combination had been completed on the dates specified below. This unaudited pro forma condensed combined financial information has been updated from the unaudited pro forma condensed combined financial information furnished in the definitive joint proxy statement/prospectus filed with the SEC by CenturyLink on February 13, 2017, to reflect the impact of the acquisition using the financial results of both CenturyLink and Level 3 as of and for the nine months ended September 30, 2017 and for the year ended December 31, 2016.

CenturyLink prepares its financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). The combination was accounted for by applying the acquisition method of accounting for business combinations, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. The accounting guidance for business combinations, Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (which we refer to as “ASC 805”), provides that, in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each constituent company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on a review of all pertinent facts and circumstances, CenturyLink has determined that it should be considered to be the acquirer of Level 3 for accounting purposes, especially in light of (i) CenturyLink shareholders’ ownership of approximately 51% of the voting rights in the combined company, (ii) members of the current CenturyLink Board and current CenturyLink senior management representing a majority of the board and senior management of the combined company, and (iii) the payment to Level 3 stockholders of a premium over the fair market value of their shares on the date prior to the emergence of public reports of a possible transaction. This determination means that CenturyLink will allocate the purchase price to the fair value of Level 3’s assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill.

Pro Forma Information

The following unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if the combination had been completed on September 30, 2017. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 are presented as if the combination had been completed on January 1, 2016. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events and is based on (i) the historical consolidated results of operations and financial condition of CenturyLink and its subsidiaries; (ii) the historical consolidated results of operations and financial condition of Level 3 and its subsidiaries; and (iii) pro forma events directly attributable to the combination and, with respect to the unaudited condensed combined statements of operations, those such events that are expected to have a continuing impact on the combined results, as further described below. The pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information, which are referred to in this section as the Notes.

The unaudited pro forma condensed combined financial information reflects CenturyLink’s preliminary estimates of aggregate consideration of $19.617 billion for the Level 3 acquisition, as calculated below (in millions, except per share information):

Cash consideration:
Number of Level 3 common shares issued and outstanding as of October 31, 2017*	362.1
Multiplied by cash consideration per Level 3 common share per merger agreement	$26.50

Cash portion of aggregate consideration on shares issued and outstanding	9,596
Cash paid on Converted RSU Awards	1

Total cash portion of aggregate consideration	$9,597

Liability for dissenting common shares:
Estimated liability for Level 3 dissenting common shares issued and outstanding as of October 31, 2017**	$60

Total liability portion of aggregate consideration	$60

Equity consideration:
Number of Level 3 common shares issued and outstanding as of October 31, 2017*	362.1
Multiplied by exchange ratio per merger agreement	1.4286

Number of CenturyLink shares to be issued*	517.3
Multiplied by price of CenturyLink common stock on October 31, 2017*	$18.99

Equity portion of aggregate consideration*	$9,824
Equity consideration related to pre-combination share-based compensation awards*	136

Total equity portion of aggregate consideration	$9,960

Estimated aggregate consideration	$19,617

*	Pursuant to ASC 805, the aggregate consideration has been determined based on the Level 3 common shares issued and outstanding as of October 31, 2017 (excluding the dissenting common shares) and the closing price of CenturyLink’s common stock on October 31, 2017.
**	Pursuant to ASC 805, the estimated liability portion of aggregate consideration has been determined based on the 1.1 million Level 3 dissenting common shares issued and outstanding as of October 31, 2017 multiplied by the per share merger consideration.

The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the combination, including, but not limited to, those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions, (iii) enhanced revenue opportunities, (iv) reductions in vendor costs and (v) increased operational efficiencies through the adoption of best practices and capabilities from each company. As described in greater detail in Note 1 to the unaudited pro forma condensed combined financial information, transaction costs for the combination have generally been excluded.

The pro forma information has been prepared in accordance with the rules and regulations of the SEC. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the combination had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

You are urged to read the pro forma information below together with CenturyLink’s and Level 3’s publicly available historical consolidated financial statements and accompanying notes, which are contained in reports each company filed with the SEC. For additional information on certain limitations regarding the assumptions we have made in connection with preparing the pro forma financial information below, see the cautionary statements and risk factor disclosures set forth in each company’s respective SEC reports.

CENTURYLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2017

	CenturyLink	Level 3*	Pro Forma Adjustments		Pro Forma Combined
	(In millions)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$160	2,257	(1,942	) (A)	475
Accounts receivable, net	1,888	750	(32	) (B)	2,606
Other current assets	646	136	82	(C)	864

Total current assets	2,694	3,143	(1,892)		3,945

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	41,352	22,688	(13,465	) (D)	50,575
Accumulated depreciation	(23,718)	(12,203)	12,203	(D)	(23,718)

Net property, plant and equipment	17,634	10,485	(1,262)		26,857

GOODWILL AND OTHER ASSETS
Goodwill	19,638	7,741	3,624	(E)	31,003
Restricted cash	6,004	29	(5,984	) (F)	49
Customer relationships, net	2,214	723	8,241	(G)	11,178
Other intangible assets, net	1,539	38	387	(G)	1,964
Deferred income taxes, net	—	3,162	(2,846	) (H)	316
Other, net	813	48	(11	) (C)	850

Total goodwill and other assets	30,208	11,741	3,411		45,360

TOTAL ASSETS	$50,536	25,369	257		76,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$124	7	—		131
Accounts payable	939	704	(32	) (B)	1,611
Accrued expenses and other liabilities	1,561	618	60	(I)	2,239
Advance billings and customer deposits	642	139	(11	) (J)	770

Total current liabilities	3,266	1,468	17		4,751

LONG-TERM DEBT	24,854	10,586	2,174	(K)	37,614

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	3,128	—	148	(L)	3,276
Benefit plan obligations, net	5,183	25	—		5,208
Other	1,145	1,740	(329	) (J)	2,556

Total deferred credits and other liabilities	9,456	1,765	(181)		11,040

STOCKHOLDERS’ EQUITY
Preferred Stock	—	—	—		—
Common stock	550	4	513	(M)	1,067
Additional paid-in capital	14,370	19,921	(10,478	) (M)	23,813
Accumulated other comprehensive loss	(1,994)	(281)	281	(M)	(1,994)
Retained earnings (accumulated deficit)	34	(8,094)	7,931	(M)	(129)

Total stockholders’ equity	12,960	11,550	(1,753)		22,757

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,536	25,369	257		76,162

*	Certain reclassifications have been made to the presentation of Level 3’s historical financial statements in order to conform to CenturyLink’s presentation. See Note 1—Basis of Pro Forma Presentation for additional information.

See accompanying notes to unaudited pro forma condensed combined financial information.

CENTURYLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2017

	CenturyLink	Level 3	Pro Forma Adjustments		Pro Forma Combined
	(In millions, except per share amounts)
OPERATING REVENUES	$12,333	6,168	(185	) (N)	18,316

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	5,705	3,062	(174	) (N)	8,593
Selling, general and administrative	2,404	1,078	(35	) (O)	3,447
Depreciation and amortization	2,739	983	172	(P)	3,894

Total operating expenses	10,848	5,123	(37)		15,934

OPERATING INCOME	1,485	1,045	(148)		2,382
OTHER (EXPENSE) INCOME
Interest expense	(1,000)	(400)	(191	) (Q)	(1,591)
Other income (expense), net	1	(24)	(15	) (R)	(38)

Total other expense, net	(999)	(424)	(206)		(1,629)

INCOME BEFORE INCOME TAX EXPENSE	486	621	(354)		753
Income tax expense	(214)	(215)	135	(S)	(294)

NET INCOME	$272	406	(219)		459

BASIC AND DILUTED EARNINGS PER COMMON SHARE
BASIC	$0.50	1.12			0.43
DILUTED	$0.50	1.11			0.43
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	541.1	362.4	155.3	(T)	1,058.8
DILUTED	541.9	364.7	156.3	(T)	1,062.9

See accompanying notes to unaudited pro forma condensed combined financial information.

CENTURYLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

	CenturyLink	Level 3	Pro Forma Adjustments		Pro Forma Combined
	(In millions, except per share amounts)
OPERATING REVENUES	$17,470	8,172	(264	) (N)	25,378

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	7,774	4,071	(236	) (N)	11,609
Selling, general and administrative	3,447	1,407	(62	) (O)	4,792
Depreciation and amortization	3,916	1,250	408	(P)	5,574

Total operating expenses	15,137	6,728	110		21,975

OPERATING INCOME	2,333	1,444	(374)		3,403
OTHER (EXPENSE) INCOME
Interest expense	(1,318)	(546)	(316	) (Q)	(2,180)
Other income (expense), net	5	(56)	—		(51)

Total other expense, net	(1,313)	(602)	(316)		(2,231)

INCOME BEFORE INCOME TAX EXPENSE	1,020	842	(690)		1,172
Income tax expense	(394)	(165)	240	(S)	(319)

NET INCOME	$626	677	(450)		853

BASIC AND DILUTED EARNINGS PER COMMON SHARE
BASIC	$1.16	1.89			0.81
DILUTED	$1.16	1.87			0.81
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC	539.5	358.6	153.7	(T)	1,051.8
DILUTED	540.7	361.5	154.9	(T)	1,057.1

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(1) Basis of Pro Forma Presentation

Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if the combination had been completed on September 30, 2017. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 are presented as if the combination had been completed on January 1, 2016. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events and is based on (i) the historical consolidated results of operations and financial condition of CenturyLink and its subsidiaries; (ii) the historical consolidated results of operations and financial condition of Level 3 and its subsidiaries; and (iii) pro forma events directly attributable to the proposed combination and, with respect to the unaudited condensed combined statements of operations, those such events that are expected to have a continuing impact on the combined results, as further described below.

The following reclassifications have been made to the presentation of Level 3’s historical financial statements in order to conform to CenturyLink’s presentation:

• Level 3’s customer relationships of $723 million included in other intangibles, net was reclassified as customer relationships, net on the balance sheet as of September 30, 2017; and

• Level 3’s defined benefit obligation of $29 million included in deferred credits and other liabilities—other and prepaid pension benefits of $4 million included in goodwill and other assets—other were reclassified as benefit plan obligations, net of $25 million on the balance sheet as of September 30, 2017.

For purposes of the pro forma information, transaction costs for the combination have generally been excluded. Through December 31, 2017, these transaction costs of the combined company were approximately $298 million ($201 million of which was paid at or near the time of closing) and include costs associated with investment banker advisory fees, pre-closing financing fees, consent fees and legal fees. The costs associated with these non-recurring activities do not represent ongoing costs of the combined organization and, therefore, are not included in the unaudited pro forma condensed combined statements of operations, but are included in the unaudited pro forma condensed combined balance sheet as a reduction of cash and stockholders’ equity. In addition, the combined company has incurred and will continue to incur various integration costs, including those related to system and customer conversions (including hardware and software costs), employee-related retention and severance costs and certain contract cancellation costs. The specific details of these integration plans will continue to be refined over the next couple of years.

The unaudited pro forma condensed combined statement of operations has not been adjusted for the impact of any potential loss of revenues from unaffiliated third parties, specifically from cancellation of customer contracts that may occur as a result of the combination.

The unaudited pro forma condensed combined financial statements have not been adjusted to reflect the impact of the Tax Cuts and Jobs Act signed into law on December 22, 2017.

Sale of Data Centers and Colocation Business

On May 1, 2017, CenturyLink sold its data centers and colocation business to a consortium led by BC Partners, Inc. and Medina Capital (“the Purchaser”) in exchange for cash and a minority stake in the limited partnership that owns the consortium’s newly-formed global secure infrastructure company, Cyxtera Technologies (“Cyxtera”). CenturyLink received pre-tax cash proceeds of approximately $1.8 billion, and CenturyLink has valued its minority stake at $150 million, which was based upon the total equity contribution to the limited partnership on the date made. CenturyLink sold property, plant and equipment and other assets totaling $2.508 billion to Cyxtera and recorded assets estimated at $526 million as required under GAAP’s failed-sale-leaseback guidance, resulting in the derecognition of assets of $1.982 billion. Cyxtera assumed capital lease obligations and other liabilities of $568 million and recorded imputed financing obligations from the failed-sale-leaseback estimated at $628 million, resulting in the recognition of imputed liabilities of $60 million. Also, for the nine months ended September 30, 2017, based on CenturyLink’s estimates, CenturyLink realized a decrease in net income of $100 million due to the failed-sale-leaseback accounting treatment and recognized a net loss of $82 million from the sale of the data centers and colocation business and subsequent failed-sale-leaseback. In addition, this business generated revenues of $219 million and $622 million (excluding revenue with affiliates) for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively (a small portion of which is retained by us). Neither of the accompanying unaudited pro forma condensed combined statements of operations have been adjusted to exclude the above-described revenues generated from CenturyLink’s divested colocation business.

(2) Basis of Preliminary Purchase Price Allocation

The following preliminary allocation of the preliminary estimated amount of aggregate consideration paid by CenturyLink in the combination is based on CenturyLink’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Level 3 as of September 30, 2017, with the excess aggregate consideration recorded as goodwill. The final determination of the allocation of the aggregate consideration paid by CenturyLink in the combination will be based on the fair value of such assets and liabilities as of November 1, 2017, the consummation date of the acquisition, with any excess aggregate consideration to be recorded as goodwill, and is expected to be completed within one year after the merger’s closing date. The final determination of the allocation of the aggregate consideration paid by CenturyLink in the combination may be materially different than the preliminary estimates used in these pro forma financial statements.

The preliminary estimated amount of aggregate consideration paid by CenturyLink in the combination (as determined in the manner and subject to the limitations described above) is allocated to the assets to be acquired and liabilities to be assumed based on the following preliminary basis as of September 30, 2017 (in millions):

Total estimated aggregate consideration	$19,617

Cash, accounts receivable and other current assets	$3,187
Property, plant and equipment	9,223
Identifiable intangible assets
Customer relationships	8,964
Other	425
Other non-current assets	382
Current liabilities, excluding the current portion of long-term debt	(1,450)
Current portion of long-term debt	(7)
Long-term debt	(10,888)
Deferred credits and other liabilities	(1,584)
Goodwill	11,365

Total estimated aggregate consideration	$19,617

(3) Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. These adjustments give effect to pro forma events that are (i) directly attributable to the Level 3 combination, (ii) factually supportable and (iii) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined company. All adjustments are based on current assumptions and are subject to change upon, among other things, determination of the definitive purchase price and completion of the final purchase price allocation based on the tangible and intangible assets and liabilities of Level 3 on the closing date of the combination.

Balance Sheet Pro Forma Adjustments

The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if the combination of Level 3 had been completed on September 30, 2017. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information in the manner described in items (A) through (M) below to give effect to pro forma events and is based on (i) the historical consolidated financial condition of CenturyLink and its subsidiaries; (ii) the historical consolidated financial condition of Level 3 and its subsidiaries; and (iii) pro forma events directly attributable to the proposed combination.

(A) This adjustment reflects the use of $1.942 billion of cash and cash equivalents for the payment of (i) the combination-related transaction costs, (ii) payoff of CenturyLink’s Co-Bank term loan and (iii) the balance toward the payment of the cash consideration to the Level 3 shareholders.

(B) This adjustment reflects the elimination of the accounts receivable and accounts payable balances directly related to commercial transactions between CenturyLink and Level 3.

(C) This adjustment eliminates existing deferred costs of Level 3 associated with prior installation activities that will likely be assigned little or no value in the purchase price allocation process. As of September 30, 2017, Level 3 had certain deferred costs and deferred revenues on its balance sheet associated with installation activities where Level 3 incurred costs and received payments up front but is recognizing the related expenses and revenues over the estimated life of the customer or life of the contract. Based on ASC 805, these existing deferred costs and deferred revenues are expected to be assigned little or no value in the purchase price allocation process and have thus been eliminated in preparation of these pro forma financial statements. Deferred revenue associated with certain long-term prepaid customer capacity arrangements has been included at its current carrying value. We have not yet completed our valuation work on these deferred revenue capacity arrangements, but we expect to apply a market approach method to determine their fair value at the acquisition date. Also, this pro forma adjustment (i) reclassifies CenturyLink’s existing noncurrent deferred tax asset as reflected in pro forma adjustment (H), (ii) reflects an income tax receivable of $38 million associated with the income tax deductible portion of the transaction costs and (iii) includes $46 million in fair value of certain previously-disclosed Level 3 network assets required to be divested as a condition to the merger, which are classified as held for sale and are reflected in other current assets on the condensed combined balance sheet.

(D) This adjustment eliminates Level 3’s accumulated depreciation and records Level 3’s property, plant and equipment at its preliminary estimated fair value. Due to the size, complexity and asset mix of Level 3’s network assets, CenturyLink management has not yet completed a detailed valuation of Level 3’s property, plant and equipment. However, based on CenturyLink’s preliminary analysis, Level 3’s net property, plant and equipment will decrease by approximately $1.262 billion (net of the $46 million of network assets classified as assets held for sale) to the estimated aggregate fair value of $9.223 billion with a corresponding adjustment to goodwill. See pro forma adjustment (P) for the impact to depreciation expense.

(E) This adjustment reflects removing Level 3’s historical goodwill of $7.741 billion and recording goodwill associated with the combination of $11.365 billion based on our preliminary purchase price allocation described in Note (2).

(F) This adjustment reflects the release of the portion of restricted cash previously held in escrow, which was subsequently used for the payment of the cash consideration to the Level 3 shareholders.

(G) This adjustment reflects the removal of Level 3’s historical customer relationships and other intangible assets of $723 million and $38 million, respectively, and reflects the preliminary estimated fair value of the identifiable intangible assets of Level 3, certain of which were estimated by CenturyLink’s management using the “income approach”, which requires a forecast of all of the expected future cash flows. Specifically, the fair value of the customer relationships and a portion of the other intangible assets were estimated using the excess earnings method and relief from royalty method, respectively. The estimated useful lives of the customer relationship assets are assumed to be between 7 and 14 years. The estimated weighted-average remaining useful life of the other intangible assets is assumed to be 5 years. The net pro forma adjustment is composed of the following:

Increase (Decrease) to Assets
(In millions)
Preliminary estimated fair value of customer relationships assets	$8,964
Preliminary estimated fair value of other intangible assets	425
Elimination of historical balances	(761)

Net pro forma adjustment	$8,628

See pro forma adjustment (P) for the impact to amortization expense.

(H) This adjustment reclassifies a portion of Level 3’s existing noncurrent deferred tax asset of $2.853 billion, primarily made up of U.S. Federal Net Operating Loss (“NOL”) carryforwards, to partially offset CenturyLink’s existing noncurrent deferred tax liability related to the same jurisdictions and conform to the presentation appropriate for the combined financial information. In addition, this adjustment includes a reclassification of CenturyLink’s existing noncurrent deferred tax asset of $7 million to conform to the presentation appropriate for the combined financial statements. See pro forma adjustment (L) for additional information on deferred income taxes, net.

(I) This adjustment reflects a liability of approximately $60 million for the estimated fair value of the dissenting common shares. For additional information, please see the footnote on the calculation for the liability portion of the aggregate consideration described under “Pro Forma Information”.

(J) This adjustment eliminates existing deferred revenues of Level 3 associated with installation activities that will likely be assigned little or no value in the purchase price allocation process. See pro forma adjustment (C) for additional information on deferred revenues and deferred costs. Also, this adjustment eliminates Level 3’s asset retirement obligation and establishes a new asset retirement obligation to conform the reporting of Level 3’s asset retirement obligation to that of CenturyLink. In addition, this pro forma adjustment reclassifies Level 3’s noncurrent deferred tax liability to conform to the presentation for the combined financial statements. See pro forma adjustment (L) for additional information on deferred income taxes, net.

(K) This adjustment reflects (i) the issuance of new third-party term loans and revolving debt necessary to finance the combination, (ii) the elimination of Level 3’s unamortized debt issuance costs and (iii) the impact of adjusting the carrying value of Level 3’s long-term debt to its estimated fair value as of October 31, 2017. Fair value was estimated based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates. The pro forma adjustment to debt was computed as follows (in millions):

Long-term debt, net of debt issuance costs, to be assumed by CenturyLink (including current portion) as of September 30, 2017	$10,593
Elimination of unamortized debt issuance costs	112
Adjustment to reflect preliminary estimated fair value of Level 3’s long-term debt	190

Adjusted long-term debt assumed by CenturyLink (including current portion)	10,895

New debt, net of debt issuance costs of $154 million:
New debt issuance (term loans and revolving credit facility)	2,191

Total new debt, net of debt issuance costs of $154 million	2,191

Total assumed and new debt on a pro forma basis as of September 30, 2017	13,086
Less payoff of Co-Bank term loan in connection with the combination	(319)
Less long-term debt to be assumed by CenturyLink (including current portion)	(10,593)

Total pro forma adjustment to long-term debt	$2,174

Listed below are the sources of funds for the cash consideration paid to the Level 3 shareholders and for the payment of transaction costs (in millions):

Cash and cash equivalents	$1,623
Restricted cash (see pro forma adjustment (F))	5,984
Issuance of new debt funded at closing, net of debt issuance costs of $154 million	2,191

Cash available for payment of cash merger consideration of approximately $9.597 billion to Level 3 shareholders and payment of transaction costs incurred at or near the time of closing of approximately $201 million	$9,798

The following table summarizes the additional debt CenturyLink incurred to consummate the combination with Level 3 (in millions):

	Estimated Interest Rate at November 1, 2017	Principal Amounts of Debt Commitments
New debt:
Term Loan A (LIBOR plus an estimated applicable margin of 2.75% per annum)	3.99%	$1,575
Term Loan A-1 (LIBOR plus an estimated applicable margin of 2.75% per annum)	3.99%	370
Term Loan B (LIBOR plus an estimated applicable margin of 2.75% per annum)	3.99%	6,000
New Revolving Credit Facility (LIBOR plus an estimated applicable margin of 2.75% per annum)	3.99%	400

Total new debt		8,345
Debt issuance costs		(154)

Total new debt, net of debt issuance costs of $154 million		8,191
Less Term Loan B funded prior to closing, excluding the original issue discount of $30 million		(6,000)

Total new debt funded at closing, net of debt issuance costs of $154 million		$2,191

(L) This adjustment reclassifies a portion of Level 3’s existing noncurrent deferred tax asset to partially offset CenturyLink’s existing noncurrent deferred tax liability as described in pro forma adjustment (H), to reclassify Level 3’s noncurrent deferred tax liability as described in pro forma adjustment (J), to reflect the estimated net deferred tax liability established for the tax effects of recognizing the preliminary purchase price allocation reflected herein (calculated at an estimated combined statutory tax rate of 38%) and to adjust the deferred tax liability primarily for (i) a reduction in Level 3’s tax deductible goodwill, (ii) the reversal of Level 3’s deferred tax asset related to share-based compensation expense, (iii) the reduction in Level 3’s deferred tax asset for a state tax credit, (iv) the adjustment to Level 3’s foreign deferred tax liability from resetting the historical foreign exchange rates to acquisition date rates and (v) the impact on Level 3’s valuation allowance in Colorado due to Level 3 filing a combined return with CenturyLink. The net pro forma adjustment is composed of the following:

Increase (Decrease) to Liabilities
(In millions)
Reclassify Level 3’s noncurrent deferred tax asset	$(2,853)
Reclassify Level 3’s noncurrent deferred tax liability	250
Adjust deferred tax liability associated with:
Property, plant and equipment, net	(462)
Customer relationship and other intangible assets, net	3,279
Long-term debt	(115)
Elimination of deferred revenue and deferred costs associated with installation activities	14
Elimination of Level 3’s asset retirement obligation, net of establishment of new asset retirement obligation	17
Share-based compensation replacement awards to be issued by CenturyLink	(33)
Level 3 tax deductible goodwill	(56)
Reversal of Level 3’s share-based compensation deferred tax asset	50
Reduction in Level 3’s deferred tax asset for a state tax credit	17
Adjustment to Level 3’s foreign deferred tax liability to acquisition date foreign exchange rates	75
Level 3’s valuation allowance in Colorado due to combined tax return impact	(35)

Net pro forma adjustment	$148

(M) This adjustment reflects (i) the elimination of Level 3’s stockholders’ equity balances as of September 30, 2017, (ii) the issuance of 517.3 million shares of CenturyLink common stock (valued at $9.824 billion for purposes of this pro forma information) as consideration in the combination, (iii) the pre-combination share-based compensation awards of Level 3’s employees included in the estimated aggregate consideration and (iv) the combination-related transactions costs. These pro forma adjustments are composed of the following:

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)
		(In millions)
Historical balance as of September 30, 2017:
CenturyLink at $1.00 par value per share	$550	14,370	(1,994)	34
Level 3 at $0.01 par value per share	4	19,921	(281)	(8,094)

Combined historical balances	554	34,291	(2,275)	(8,060)

Elimination of Level 3’s historical equity	(4)	(19,921)	281	8,094
Record new issuance of CenturyLink common stock	517	9,307	—	—
Record adjustments to equity for Level 3’s pre-combination share-based compensation awards	—	136	—	—
Combination-related transaction costs, net of tax(1)	—	—	—	(163)

Net pro forma adjustments	513	(10,478)	281	7,931

Pro forma combined	$1,067	23,813	(1,994)	(129)

(1)	The estimated combination-related transaction costs incurred at closing are reported at $201 million, net of a $38 million income tax benefit. The estimated income tax benefit was computed based on Internal Revenue Service guidelines regarding the deductibility of certain portions of the transaction costs.

Statements of Operations Pro Forma Adjustments

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 are presented as if the combination had been completed on January 1, 2016. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events and is based on (i) the historical consolidated results of operations of CenturyLink and its subsidiaries; (ii) the historical consolidated results of operations of Level 3 and its subsidiaries; and (iii) pro forma events directly attributable to the proposed combination that are expected to have a continuing impact on the combined results, as further described below. See Note 1—Basis of Pro Forma Presentation for additional information on CenturyLink’s sale of its colocation business and data centers.

Except for the exclusion of transaction costs (as described above in Note 1 and below in pro forma adjustment (O)), the unaudited pro forma condensed combined statements of operations have not been adjusted for special items. Specifically, for the year ended December 31, 2016, CenturyLink recognized severance costs of $164 million associated with headcount reductions. Additionally, effective with the date CenturyLink entered into the agreement to sell its colocation business (as described in “Note 1—Basis of Pro Forma Presentation”), CenturyLink ceased recording depreciation expense of its property, plant and equipment to be sold and amortization of its intangible assets associated with the colocation business. CenturyLink estimates that $67 million and $36 million of depreciation and amortization expense related to these colocation assets would have been recorded in the first four months of 2017 and the final two months of 2016, respectively, had the held-for-sale criteria not been met. For the year ended December 31, 2016, Level 3 recognized an estimated one-time $110 million income tax benefit related to the issuance of new tax regulations addressing the taxation of foreign currency translation gains and losses arising from foreign branches. Also in 2016, Level 3 recognized a $40 million loss on modification and extinguishment of debt and an $82 million income tax benefit related to the release of deferred tax valuation allowances primarily in foreign jurisdictions. For the nine months ended September 30, 2017, CenturyLink recognized a net loss of $82 million from the sale of the data centers and colocation business and subsequent failed-sale-leaseback, recognized interest expense of $44 million on Term Loan B and recognized expenses of $40 million related to the integration of Level 3. In 2017, Level 3 recognized a $44 million loss on modification and extinguishment of debt and recognized $62 million of integration expenses associated with its acquisition by CenturyLink.

As noted in Note 1, the unaudited pro forma condensed combined statements of operations have not been adjusted for the impact of any potential loss of revenues from unaffiliated third parties.

(N) This adjustment reflects the elimination of (i) operating revenues and operating expenses for existing commercial transactions between CenturyLink and Level 3 and (ii) the operating revenues recognized by Level 3 associated with the existing deferred revenues from prior installation activities that will likely be assigned little or no value in the purchase price allocation process.

	Increase (Decrease) to Operating Revenues and Operating Expenses
	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(In millions)
Operating Revenues:
Commercial transactions between CenturyLink and Level 3	$(236)	(174)
Elimination of Level 3 deferred revenues	(28)	(11)

Total pro forma operating revenues adjustments	$(264)	(185)

Operating Expenses—Costs of goods and services:
Commercial transactions between CenturyLink and Level 3	$(236)	(174)

Total pro forma operating expenses—costs of goods and services adjustments	$(236)	(174)

(O) This adjustment reflects the elimination of (i) transaction costs of $23 million and $12 million recognized in the statement of operations of CenturyLink and Level 3, respectively, for the nine months ended September 30, 2017 and (ii) transaction costs of $47 million and $15 million recognized in the statement of operations of CenturyLink and Level 3, respectively, for the year ended December 31, 2016.

(P) This adjustment reflects (i) depreciation expense associated with the Level 3 property, plant and equipment estimated fair value in pro forma adjustment (D) and (ii) amortization expense associated with the Level 3 customer relationships and other intangible assets estimated fair value in pro forma adjustment (G), in both cases as further explained in the following paragraphs below.

Depreciation Expense. The depreciation expense for the property, plant and equipment was estimated utilizing the straight-line method. The pro forma adjustment for the Level 3 acquisition for the year ended December 31, 2016 and for the nine months ended September 30, 2017 represents the difference between the estimated depreciation that would have been recorded during the above noted periods assuming the amounts assigned to the property, plant and equipment were equivalent to the amounts assigned for these assets based on the preliminary allocations, described elsewhere herein, less Level 3’s reported amounts of depreciation expense for the year ended December 31, 2016 and for the nine months ended September 30, 2017, respectively.

	Increase (Decrease) to Depreciation Expense
	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(In millions)
Depreciation expense on Level 3’s property, plant and equipment	$822	528
Less historical depreciation expense	(1,038)	(831)

Net pro forma adjustment	$(216)	(303)

Amortization Expense. CenturyLink assumed estimated useful lives between 7 and 14 years for the customer relationships assets and an estimated weighted-average useful life of 5 years for the other intangible assets. The amortization expense for the customer relationships and for the other intangible assets was estimated utilizing the straight-line method. The pro forma adjustment for the Level 3 acquisition for the year ended December 31, 2016 and for the nine months ended September 30, 2017 represents the difference between the estimated amortization that would have been recorded during the above noted periods assuming the amounts assigned to the customer relationships and other intangible assets were equivalent to the amounts assigned for these assets based on the preliminary allocations, described elsewhere herein, less Level 3’s reported amounts of amortization for the year ended December 31, 2016 and for the nine months ended September 30, 2017.

	Increase (Decrease) to Amortization Expense
	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(In millions)
Amortization expense on Level 3 identified intangible assets	$836	627
Less historical amortization expense	(212)	(152)

Net pro forma adjustment	$624	475

CenturyLink estimated that total amortization expense using estimated values of the customer relationships and other intangible assets for the remaining three months of 2017 and annually for the years ending December 31, 2018 through 2022 will be as follows:

(In millions)
2017 (remaining three months)	$209
2018	836
2019	836
2020	836
2021	751
2022	751

(Q) This adjustment reflects the net increase in interest expense resulting from (i) interest on the new debt to finance the combination and the amortization of the related debt issuance costs; (ii) the elimination of Level 3’s historical amortization of debt discount and amortization of debt issuance costs; and (iii) a reduction in interest expense from the accretion of the purchase accounting adjustment associated with reflecting Level 3’s long-term debt based on its estimated fair value pursuant to the adjustment described in pro forma adjustment (K) above. Such fair value adjustment for the Level 3 acquisition is recognized based on the maturity schedule of the long-term debt which equates to a weighted-average of six years.

	(Increase) Decrease to Interest Expense
	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(In millions)
Interest expense on new debt issuance	$(345)	(253)
Amortization of new debt issuance costs	(25)	(19)
Elimination of interest on debt repaid at closing and on new debt issued prior to closing	8	49
Amortization of premium associated with the preliminary estimated fair value of Level 3 debt reflected in pro forma adjustment (J)	33	25
Amortization of discount on new debt	(4)	(3)
Interest expense on dissenting shares	(4)	(3)
Elimination of Level 3’s amortization of debt discount and amortization of debt issuance costs	21	13

Net pro forma adjustment	$(316)	(191)

The assumed interest rate of 3.99% for the $1.575 billion senior Term Loan A, the $370 million Term Loan A-1, the $6.0 billion Senior Term Loan B and the $400 million New Revolving Credit Facility is based on LIBOR as of November 1, 2017 plus an estimated applicable margin of 2.75% per annum. An increase of 1.00% per annum from the base LIBOR rate applicable to these borrowings would increase interest expense by approximately $82 million and $61 million for the year ended December 31, 2016 and for the nine months ended September 30, 2017, respectively. In addition to the new debt incurred to consummate the transaction, Level 3 has a term loan that bears interest at LIBOR plus 2.25%, which has not been included in the interest rate sensitivity analysis.

(R) This adjustment reflects the elimination of the interest earned on the Term Loan B proceeds, which were drawn on June 19, 2017 and held in an escrow account prior to the closing and is reflected as restricted cash on CenturyLink’s condensed combined balance sheet, of $15 million recognized in the statement of operations of CenturyLink for the nine months ended September 30, 2017.

(S) This adjustment reflects (i) the cumulative tax effect of adjustments (N), (O), (P), (Q) and (R) using an estimated combined statutory tax rate of 38% and (ii) for the year ended December 31, 2016, the reversal of a Level 3 income tax benefit of $22 million resulting from the recognition of previously unrecognized excess tax benefits from Level 3’s adoption of the Financial Accounting Standards Board’s Accounting Standard Update (“ASU”) 2016-09, “Improvements to Employee Share-Based Payment Accounting”. CenturyLink adopted ASU Update 2016-09 on January 1, 2017. The statutory rates for CenturyLink and Level 3 have historically been relatively consistent and are not currently expected to change significantly as a result of the combination.

(T) This adjustment reflects (i) the elimination of Level 3’s basic and diluted common shares outstanding, net and (ii) the assumed issuance of basic and diluted common shares as a result of the combination calculated by multiplying Level 3’s basic and diluted common shares outstanding by the 1.4286 exchange ratio.

	Basic Common Shares	Diluted Common Shares
	Year Ended December 31, 2016
	(In millions)
Weighted-average outstanding
CenturyLink weighted-average outstanding	539.5	540.7
Level 3 weighted-average outstanding	358.6	361.5

Combined weighted-average outstanding	898.1	902.2

Elimination of Level 3’s historical weighted-average outstanding	(358.6)	(361.5)
Record new issuance of CenturyLink common stock at 1.4286 exchange ratio	512.3	516.4

Net pro forma adjustments	153.7	154.9

Pro forma combined weighted-average outstanding	1,051.8	1,057.1

	Basic Common Shares	Diluted Common Shares
	Nine Months Ended September 30, 2017
	(In millions)
Weighted-average outstanding
CenturyLink weighted-average outstanding	541.1	541.9
Level 3 weighted-average outstanding	362.4	364.7

Combined weighted-average outstanding	903.5	906.6

Elimination of Level 3’s historical weighted-average outstanding	(362.4)	(364.7)
Record new issuance of CenturyLink common stock at 1.4286 exchange ratio	517.7	521.0

Net pro forma adjustments	155.3	156.3

Pro forma combined weighted-average outstanding	1,058.8	1,062.9